PRESS RELEASE

                                        Contact:
                                        Daniel Drum, Investor Relations
SEVEN SEAS PETROLEUM INC. LOGO          Seven Seas Petroleum Inc.
                                        713-622-8218
                                        www.sevenseaspetro.com
FOR IMMEDIATE RELEASE


                         SEVEN SEAS BOARD MEMBERS RESIGN


     December  31,  2002 - HOUSTON,  TEXAS - Seven  Seas  Petroleum  Inc.  (Pink
Sheets: "SVSSF") announced that R. Randolph Devening, Brian F. Egolf, Gary F. Fuller, Robert A. Hefner, III and Dr. James R. Schlesinger resigned from the Company's Board of Directors, effective December 31, 2002. Larry A. Ray,
President and Chief Operating Officer of Seven Seas will remain as the sole director of the Company. The resignations were in response to:

o An involuntary petition in bankruptcy filed against the Company in the United States Bankruptcy Court for the Southern District of Texas, Houston Division, on December 20, 2002

o Chesapeake Energy Corporation, as collateral agent for the Company's $45 Million Senior Secured Notes, exercising control over Seven Seas' U.S. bank accounts, and

o The inability of the Company to obtain adequate directors' and officers' insurance for corporate activities after December 30, 2002.

     Mr. Ray indicated that there were no present plans to fill the vacancies caused by the resignations and that the Company would continue to work toward closing the previously announced sale of its Guaduas Oil Field, financing a production test of the Escuela 2 well and monetizing the Company's Colombian tax credits for the benefit of the Company's stakeholders.

     Seven Seas Petroleum Inc. is an independent oil and gas exploration and production company operating in Colombia, South America.

Statements regarding anticipated oil and gas production and other oil and gas operating activities, including the costs and timing of those activities, are "forward looking statements" within the meaning of the Securities Litigation Reform Act. The statements involve risks that could significantly impact Seven Seas Petroleum Inc. These risks include, but are not limited to, adverse general economic conditions, operating hazards, drilling risks, inherent uncertainties in interpreting engineering and geologic data, competition, reduced availability of drilling and other well services, fluctuations in oil and gas prices and prices for drilling and other well services and government regulation and foreign political risks, as well as other risks discussed in detail in the Seven Seas Petroleum Inc.'s filings with the U.S. Securities and Exchange Commission.